SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 30, 2006 (June 27, 2006)

OMRIX BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-51905	52-2147005
(Commission File No.)	(IRS Employer Identification No.)

630 Fifth Avenue, 22nd Floor, New York, NY	10111
(Address of principal executive offices)	(Zip Code)
(212) 887-6500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 1.01 Entry into a Material Definitive Agreement.
     On June 27, 2006, the compensation committee of the board of directors of Omrix Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), recommended to the board, and the board approved, the grant of options to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to the non-employee directors named in the table below in the amounts and at the exercise price specified in the table below. The grants were made under the Company’s 2006 Equity Incentive Plan.

	No. of Options		No. of Options Held
Name of Director	Granted	Exercise Price	Subsequent to Grant
Fredric D. Price	11,000	$12.27	120,091
Douglas A. Cotter	11,000	$12.27	21,909
Steven St. Peter*	11,000	$12.27	11,000
Bernard Horowitz	11,000	$12.27	21,909

*	Dr. St. Peter is a general partner of MPM. Dr. St. Peter is also an employee of MPM Asset Management LLC, the management company of MPM BioVentures I funds which are the beneficial owners of more than five percent of the Company’s Common Stock.
     As provided in the plan, the options were granted subject to the terms and restrictions provided for in the form of stock option agreement attached as Exhibit 10.1 (the “Option Agreement”). Under the Option Agreement, the exercise price at which a director may purchase a share of Common Stock under an option is the fair market value of the Common Stock on the date of grant, which in this case is equal to the closing price of the Common Stock on the Nasdaq Stock Market on June 27, 2006. The options will vest as to 25% of the shares subject to the option on June 27, 2007, with the remainder vesting in equal installments of 25% on the next three anniversaries of the date of grant, subject to the director’s continued service, such that the options would be fully vested on July 27, 2010. The options have a term of ten years from the date of grant and, unless earlier terminated, will no longer be exerciseable on the tenth anniversary of the date of grant. Upon any voluntary resignation or termination by the Company, the director will lose the right to exercise his vested options on the ninetieth day after such resignation or termination.
ITEM 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit
10.1	Form of Non-Qualified Stock Option Agreement

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omrix Biopharmaceuticals, Inc.

Date: June 30, 2006	By:	/s/ Michael Burshtine

Name: Michael Burshtine
Title: Senior Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit
10.1	Form of Non-Qualified Stock Option Agreement